Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

— Company Reports Record Full Year Revenues and Earnings and
Strong New Business Bookings —

— Company Updates 2012 Financial Guidance —

(Dulles, VA 21 February 2012) — Orbital Sciences Corporation (NYSE: ORB) today reported its fourth quarter and full year 2011 financial results.  Fourth quarter 2011 revenues were $335.5 million, compared to $346.1 million in the fourth quarter of 2010.  Fourth quarter 2011 operating income was $22.2 million, compared to $24.1 million in the fourth quarter of 2010.

Net income was $17.4 million, or $0.29 diluted earnings per share in the fourth quarter of 2011, compared to net income of $21.2 million, or $0.36 diluted earnings per share in the fourth quarter of 2010.  The fourth quarters of 2011 and 2010 included the impact of research and development tax credits that increased net income by approximately $1.0 million and $7.4 million, respectively, or $0.02 and $0.13 diluted earnings per share.  Orbital’s free cash flow* in the fourth quarter of 2011 was negative $46.2 million, compared to negative $26.3 million in the fourth quarter of 2010.

Full year 2011 revenues were $1,345.9 million, compared to $1,294.6 million in 2010.  Operating income was $79.8 million in 2011, compared to $73.0 million in 2010.  Net income was $67.4 million, or $1.13 diluted earnings per share in 2011, compared to net income of $47.5 million, or $0.81 diluted earnings per share in 2010.  Full year free cash flow was positive $5.3 million in 2011, compared to negative $84.2 million in 2010.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “Orbital’s 2011 financial results set new records for revenues and earnings.  In addition, new business bookings in both the fourth quarter and full year were very strong, resulting in $2.4 billion of firm backlog and allowing the company to begin 2012 with more than 90% of projected revenues for the year covered by existing contracts.”
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* “Free cash flow” is a non-GAAP financial measure.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Announces Fourth Quarter and Full Year 2011 Financial Results

Financial Highlights

Summary financial results were as follows:

	Fourth Quarter				Full Year
($ in millions, except per share data)	2011		2010		2011		2010
Revenues	$335.5		$346.1		$1,345.9		$1,294.6
Operating Income	22.2		24.1		79.8		73.0
Net Income	17.4	(1)	21.2	(1)	67.4	(2)	47.5
Diluted Earnings Per Share	$0.29	(1)	$0.36	(1)	$1.13	(2)	$0.81

(1)
The fourth quarters of 2011 and 2010 included the impact of federal research and development tax credits which increased net income by approximately $1.0 million and $7.4 million, respectively, and increased diluted earnings per share by $0.02 and $0.13, respectively.

(2)	Includes a favorable nonrecurring income tax adjustment which increased net income by $7.7 million, or $0.13 diluted earnings per share, in the second quarter of 2011.

Revenues decreased $10.6 million, or 3%, in the fourth quarter of 2011 compared to the fourth quarter of 2010 due to a reduction in satellites and space systems segment revenues, driven by decreased activity on science and remote sensing satellite contracts, a marginal reduction in launch vehicles segment revenues and an increase in intersegment revenue eliminations.  These factors were partially offset by strong growth in advanced space programs segment revenues driven by increased activity on national security satellite contracts.

Operating income decreased $1.9 million, or 8%, in the fourth quarter of 2011 compared to the fourth quarter of 2010, primarily due to lower operating income in the satellites and space systems segment and the launch vehicles segment partially offset by an increase in the advanced space programs segment.

Net income in the fourth quarter of 2011 was $17.4 million, or $0.29 diluted earnings per share, compared to $21.2 million, or $0.36 diluted earnings per share in the fourth quarter of 2010.  The fourth quarter of 2011 included a $6.5 million insurance recovery reported in “other income” that offset an equal charge reflected in operating income, discussed in more detail below.

For full year 2011, revenues increased $51.3 million, or 4%, compared to 2010, due to revenue growth in all segments, setting annual revenue records for all three segments.  Launch vehicles segment revenues grew primarily due to increased activity on target launch vehicles and production work on Antares rockets.  Satellites and space systems segment revenues increased primarily due to increased activity on communications satellite and space technical services contracts.  Advanced space programs segment revenues increased primarily due to expanded activity on national security satellite contracts.

Full year operating income increased $6.8 million, or 9%, in 2011 compared to 2010, primarily due to operating income growth in the advanced space programs segment and the satellites and space systems segment, partially offset by lower operating income in the launch vehicles segment.

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Orbital Announces Fourth Quarter and Full Year 2011 Financial Results

Net income in 2011 was $67.4 million, or $1.13 diluted earnings per share, compared to $47.5 million, or $0.81 diluted earnings per share in 2010.  Full year 2011 results included $17.8 million of insurance recoveries reported in “other income” that offset equal charges reflected in operating income.  The company’s full year effective income tax rates were 23.4% in 2011 and 27.1% in 2010.

Segment Results

Operating results by business segment were as follows:

Launch Vehicles

	Fourth Quarter				Full Year
($ in millions)	2011	2010	% Change		2011	2010	% Change
Revenues	$130.0	$132.6	(2%	)	$483.2	$434.5	11%
Operating Income	7.1	8.2	(13%	)	14.2	21.2	(33%	)
Operating Margin	5.5%	6.2%			2.9%	4.9%

Launch vehicles segment revenues decreased $2.6 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 primarily due to decreased activity on missile defense interceptors and lower Taurus and Minotaur space launch vehicle revenues.  These factors were partially offset by increased production work on target launch vehicles and an increase in production work on Antares rockets for the intersegment Commercial Orbital Transportation Services program which does not generate segment profit.

Segment operating income decreased $1.1 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 primarily due to decreased activity on missile defense interceptors and the impact of a favorable nonrecurring research and development expense adjustment in the fourth quarter of 2010.  These factors were partially offset by increased activity on target launch vehicles.  Segment operating margin decreased primarily due to the impact of the favorable nonrecurring research and development expense adjustment in the fourth quarter of 2010.

Satellites and Space Systems

	Fourth Quarter				Full Year
($ in millions)	2011	2010	% Change		2011	2010	% Change
Revenues	$121.8	$135.2	(10%	)	$553.8	$497.0	11%
Operating Income	7.4	11.1	(33%	)	37.6	33.7	12%
Operating Margin	6.1%	8.2%			6.8%	6.8%

Satellites and space systems segment revenues decreased $13.4 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 primarily due to decreased activity on science and remote sensing satellite contracts.

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Orbital Announces Fourth Quarter and Full Year 2011 Financial Results

Segment operating income decreased $3.7 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 primarily due to lower communications satellite operating income and decreased activity on science and remote sensing satellite contracts.  The reduction in communications satellite operating income was primarily due to an unfavorable $6.5 million adjustment in the fourth quarter of 2011 resulting from a contract settlement with a customer partially offset by the impact of operational improvements on certain communications satellite contracts.  As discussed above, the settlement adjustment was offset by an insurance recovery reported in “other income” in the fourth quarter of 2011.  Segment operating margin decreased primarily due to the reduction in the communications satellite operating income.

Advanced Space Programs

	Fourth Quarter			Full Year
($ in millions)	2011	2010	% Change	2011	2010	% Change
Revenues	$125.9	$91.9	37%	$434.0	$423.6	2%
Operating Income	7.7	5.2	48%	28.0	21.0	33%
Operating Margin	6.1%	5.7%		6.5%	5.0%

Advanced space programs segment revenues increased $34.0 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 primarily due to increased activity on national security satellite contracts.

Segment operating income increased $2.5 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 primarily due to increased activity on national security satellite contracts.  Segment operating margin increased primarily due to the growth in national security satellite contract activity.

Cash Flow

Cash flow for the fourth quarter and full year 2011 were as follows:

	Fourth Quarter	Full Year
($ in millions)	2011	2011
Net Cash (Used in) Provided by Operating Activities	$(29.5)	$65.1
Capital Expenditures	(16.7)	(59.8)
Free Cash Flow	(46.2)	5.3
Other, Net	1.4	1.5
Net (Decrease) Increase in Cash	(44.8)	6.8
Beginning Cash Balance	304.0	252.4
Ending Cash Balance	$259.2	$259.2

New Business Highlights

During the fourth quarter of 2011, Orbital received approximately $775 million in new firm and option contract bookings.  In addition, the company received approximately $80 million of option exercises under existing contracts.  For full year 2011, Orbital received approximately

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Orbital Announces Fourth Quarter and Full Year 2011 Financial Results

$2.69 billion in firm and option bookings and approximately $320 million of option exercises under existing contracts.  As of December 31, 2011, the company’s firm contract backlog was approximately $2.39 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.29 billion.

Operational Highlights

In the fourth quarter of 2011, Orbital conducted one commercial communications satellite launch and deployment, activated one satellite payload and launched one medium-range target vehicle.  The company also successfully launched four Coyote supersonic sea-skimming targets for the U.S. Navy and carried out two successful hot-fire ground tests of AJ26 rocket engines that will power the first stage of the Antares space launch vehicle.

The year as a whole was an especially productive period for the company with 18 rockets launched and nine satellites and space systems deployed.  The rocket launches included four Minotaur space launch missions for the U.S. Air Force, 11 Coyote target vehicles for the U.S. Navy and two medium-range target vehicles for the Missile Defense Agency.  Orbital also delivered and deployed four commercial communications satellites to customers around the globe.  One of these, SES-2, included the CHIRP hosted payload that Orbital engineered and integrated onto the satellite for the U.S. Air Force.  In addition, Orbital made considerable progress in the Antares rocket and the Cygnus cargo logistics spacecraft development programs.

Looking ahead to 2012, Orbital is planning for the delivery and initial launches of Antares and Cygnus, the delivery of up to six commercial communications and scientific satellites, the launch of two Pegasus rockets carrying NASA spacecraft, and continued production and launches of defense-related target and interceptor launch vehicles.

2012 Financial Guidance

The company updated its financial guidance for full year 2012, amending the preliminary outlook for the year that was first provided last October, as follows:

	Current	Previous
Revenues ($ in millions)	$1,450 - $1,500	$1,475 - $1,525
Operating Income Margin	6.50% - 7.00%	6.50% - 7.00%
Diluted Earnings per Share	$0.95 - $1.05	$0.95 - $1.05
Free Cash Flow ($ in millions)	($20) - ($40)	$10 - $30

The outlook for 2012 is based on a variety of assumptions about future business conditions and operational events, including new business bookings, U.S. Government budget levels, developmental and operational schedules, and tax policies. This outlook assumes that the effective income tax rate will be in the range of 36% to 38% in 2012.

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Orbital Announces Fourth Quarter and Full Year 2011 Financial Results

Discussions with U.S. Securities and Exchange Commission

In December 2011, Orbital received a comment letter from the staff of the U.S. Securities and Exchange Commission (SEC) in connection with a routine review of Orbital’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.  The SEC comment letter included, among other things, a request for supplemental information on certain of Orbital’s accounting policies and disclosures related to the timing of revenue recognition, including for its Commercial Resupply Services (CRS) contract with NASA to resupply cargo to the International Space Station.  Orbital responded to the SEC comment letter in January 2012.  Orbital and the SEC staff are currently engaged in discussions regarding the company’s assumptions relating to the recognition of launch and delivery milestones under the CRS contract.  Orbital’s consolidated results contained in this press release were prepared in accordance with its existing accounting policies and using assumptions which the company believes are appropriate based on current facts and circumstances, all of which are consistent with those applied in prior audited periods.  Until these discussions are resolved, Orbital cannot determine if it will be required to supplement its disclosures or restate or make other changes to its historical consolidated financial statements, including the financial information contained in this press release.

Disclosure of Non-GAAP Financial Measure

We define free cash flow as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

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Orbital Announces Fourth Quarter and Full Year 2011 Financial Results

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “will,” “intend,” “plan” and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, achievement of important performance milestones on significant contracts, product performance and market acceptance of products and technologies, government contract procurement and termination risks and income tax rates, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

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Orbital Announces Fourth Quarter and Full Year 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Fourth Quarter		Full Year
	2011	2010	2011	2010

Revenues	$335,451	$346,142	$1,345,923	$1,294,577
Cost of revenues	253,097	270,625	1,074,389	1,007,668
Research and development expenses	35,503	26,472	102,751	122,270
Selling, general and administrative expenses	24,649	24,980	88,989	91,625
Income from operations	22,202	24,065	79,794	73,014
Interest income and other	6,774	616	19,335	1,848
Interest expense	(2,879)	(2,658)	(11,096)	(9,778)
Income before income taxes	26,097	22,023	88,033	65,084
Income taxes	(8,727)	(795)	(20,639)	(17,615)
Net income	$17,370	$21,228	$67,394	$47,469

Basic income per share	$0.29	$0.36	$1.14	$0.81
Diluted income per share	0.29	0.36	1.13	0.81

Shares used in computing basic income per share	58,799	58,077	58,531	57,683
Shares used in computing diluted income per share	59,217	58,657	59,127	58,335

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Orbital Announces Fourth Quarter and Full Year 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Fourth Quarter		Full Year
	2011	2010	2011	2010
Revenues:
Launch Vehicles	$130.0	$132.6	$483.2	$434.5
Satellites and Space Systems	121.8	135.2	553.8	497.0
Advanced Space Programs	125.9	91.9	434.0	423.6
Eliminations	(42.2)	(13.6)	(125.1)	(60.5)
Total Revenues	$335.5	$346.1	$1,345.9	$1,294.6

Income from Operations:
Launch Vehicles	$7.1	$8.2	$14.2	$21.2
Satellites and Space Systems	7.4	11.1	37.6	33.7
Advanced Space Programs	7.7	5.2	28.0	21.0
Corporate	—	(0.4)	—	(2.9)
Total Income from Operations	$22.2	$24.1	$79.8	$73.0

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Orbital Announces Fourth Quarter and Full Year 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2011	2010
Assets
Cash	$259,219	$252,415
Receivables, net	333,467	326,543
Inventory	64,335	56,217
Deferred income taxes, net	51,413	24,348
Other current assets	46,965	18,111
Total current assets	755,399	677,634
Non-current investments	8,500	8,600
Property, plant and equipment, net	259,972	232,706
Goodwill	75,261	74,747
Deferred income taxes, net	2,731	47,806
Other non-current assets	28,937	21,043
Total Assets	$1,130,800	$1,062,536

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$234,379	$248,835
Deferred revenues and customer advances	104,970	112,182
Total current liabilities	339,349	361,017
Long-term debt	131,182	125,535
Other non-current liabilities	16,990	7,367
Total stockholders’ equity	643,279	568,617
Total Liabilities and Stockholders’ Equity	$1,130,800	$1,062,536

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Orbital Announces Fourth Quarter and Full Year 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	December 31, 2011
	Fourth Quarter	Full Year

Net Income	$17,370	$67,394
Depreciation and amortization	8,275	32,739
Deferred income taxes	9,034	18,788
Changes in assets and liabilities	(66,941)	(64,894)
Other	2,771	11,109
Net cash (used in) provided by operating activities	(29,491)	65,136
Capital expenditures	(16,697)	(59,815)
Net cash used in investing activities	(16,697)	(59,815)
Net proceeds from issuance of common stock	919	2,890
Debt issuance costs	—	(3,084)
Other	516	1,677
Net cash provided by financing activities	1,435	1,483
Net (decrease) increase in cash	(44,753)	6,804
Cash, beginning of period	303,972	252,415
Cash, end of period	$259,219	$259,219

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